Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of MiddleBrook Pharmaceuticals, Inc. (formerly Advancis Pharmaceutical Corporation) of our report dated March 23, 2007 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in MiddleBrook Pharmaceuticals, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/: PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP Baltimore, Maryland November 27, 2007